As of Sept. 30, 2018 Fund Description The Invesco DB US Dollar Index Bullish Fund (Symbol: UUP) seeks to track changes, whether positive or negative, in the level of the Deutsche Bank Long USD Currency Portfolio Index—Excess ReturnTM (DB Long USD Currency Portfolio Index ER) over time, plus the income from the Fund’s holdings of US Treasury securities, money market funds and T-Bill ETFs, less the Fund’s expenses. The Fund is designed for investors who want a cost effective and convenient way to track the value of the U.S. dollar relative to a basket of the six major world currencies—the euro, Japanese yen, British pound, Canadian dollar, Swedish krona and Swiss franc (collectively, the “Basket Currencies”). The Index is a rules-based index composed solely of long U.S. Dollar Index futures contracts that trade on the ICE Futures US exchange (USDX® futures contracts). The USDX® futures contract is designed to replicate the performance of being long the U.S. dollar against the Basket Currencies. This Fund is not suitable for all investors due to the speculative nature of an investment based upon the Fund’s trading which takes place in very volatile markets. Because an investment in futures contracts is volatile, such frequency in the movement in market prices of the underlying futures contracts could cause large losses. Please see “Risk and Other Information” and the Prospectus for additional risk disclosures. Fund Data Fund Symbol UUP Intraday NAV (IIV) UUPIV Share Price $25.27 NAV Price $25.26 Management Fee 0.75% Estimated Futures Brokerage Expenses 0.04% Total Expense Ratio 0.79% CUSIP 46141D203 Listing Exchange NYSE Arca Index Data DB Long USD Currency Portfolio Index DBUSDLE ER Index Provider Deutsche Bank Fund Inception: Feb. 20, 2007 Index history has certain inherent limitations and does not represent actual trading performance or returns of the Fund. Index history does not represent trades that have actually been executed and therefore may under or over compensate for the impact, if any, of certain market factors, such as illiquidity. No representation is being made that the Fund will or is likely to achieve profits or losses similar to the Index history. UUP Invesco DB US Dollar Index Bullish Fund Growth of $10,000 Gold Spot Fix pm $30k $13,423 DB Long USD Currency Portfolio Index TR $11,302 $20k DB Long USD Currency Portfolio Index ER $10,943 $10k DB US Dollar Index Bullish Fund $10,442 $0 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 Data beginning 10 years prior to the ending date of Sept. 30, 2018. Fund performance shown at NAV. Fund Performance & Index History (%) Fund YTD 1 year 3 year 5 year 10 year Inception Underlying Index DB Long USD Currency Portfolio Index ER 4.51 3.80 0.18 3.44 0.90 0.19 Benchmark Indexes DB Long USD Currency Portfolio Index TR 5.95 5.55 1.06 4.01 1.23 0.90 Gold Spot Fix pm -8.04 -7.47 2.15 -2.19 2.99 5.14 Fund NAV 5.25 4.61 0.20 3.17 0.43 0.21 Market Price 5.12 4.61 0.23 3.18 0.41 0.21 Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and Shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Returns less than one year are cumulative. Call 800-983-0903 for the most recent month-end performance. An investor cannot invest directly in an index. The Fund’s performance from inception up to and including February 23, 2015, reflects performance associated with the predecessor managing owner. Performance on and after February 23, 2015, reflects performance associated with the current managing owner Invesco Capital Management LLC. Market returns are based on the midpoint of the bid/ask spread at 4 p.m. ET and do not represent the returns an investor would receive if shares were traded at other times. 10-Year Index Statistics Alpha Beta Correlation Sharpe Ratio Volatility (%) DB Long USD Currency Portfolio Index ER 0.07 8.71 DB Long USD Currency Portfolio Index TR -0.32 1.00 1.00 0.10 8.71 Gold Spot Fix pm 1.76 -0.18 -0.39 0.14 18.58 Alpha, beta and correlation are relative to the underlying index. Because the Fund collateralizes its futures positions determine where supply meets demand for their entire primarily with US Treasuries, money market funds and pending buy and sell orders to find a price balance. T-Bill ETFs, the results of the Deutsche Bank Long Shares are not FDIC insured, may lose value and USD Currency Portfolio Index Total Return™ (DB have no bank guarantee. Long USD Currency Portfolio Index TR) (DBUSDX) are also displayed. Please see invesco.com for indicative Shares are not individually redeemable. Shares intraday NAV and last end-of-day NAV. may be acquired from the Fund and tendered for The Gold Spot Fix pm establishes the price per ounce redemption to the Fund in Creation and Redemption of gold at 3pm London time as deemed by the five Units only, typically consisting of 200,000 Shares. members of the London Gold Pool. The five members

UUP Invesco DB US Dollar Index Bullish Fund As of Sept. 30, 2018 Top Fund Holdings (%) Annual Index History (%) Weight DB Long USD Currency Portfolio Index DB Long USD Currency Gold Spot Fix pm Futures ER Portfolio Index TR U.S. Dollar Index (USDX) 99.97 2008 4.17 5.62 4.32 Collateral 2009 -6.85 -6.72 25.04 United States Treasury Bill 92.44 2010 -0.35 -0.21 29.24 Premier U.S. Government Money Portfolio 7.85 2011 -0.77 -0.72 8.93 2012 -2.08 -2.00 8.26 A negative in Cash or Other, as of the date shown, is 2013 -0.56 -0.50 -27.33 normally due to fund activity that has accrued or is 2014 12.22 12.25 0.12 pending settlement. Please see the website for complete 2015 7.75 7.81 -12.11 holdings information. Holdings are subject to change. 2016 3.58 3.91 8.10 2017 -9.20 -8.34 12.66 2018 YTD 4.51 5.95 -8.04 Why Invest in the Fund? Diversify: The Fund may help you to diversify your portfolio of US equities if the value of the US dollar continues to have low or negative correlation with US stock market performance. Hedge: Because foreign investments are priced in foreign currencies, if you are a US investor with foreign investments, you can lose money if the US dollar appreciates. An investment in the Fund may help you to hedge or protect your foreign investments from a rise in the value of the US dollar. Seek profit: The US dollar historically has experienced long periods of appreciation and depreciation. You can act on your view on whether the US dollar will appreciate or depreciate by investing in the Fund. Transparent, liquid and convenient: The Fund invests in the USDX® futures contract, which is an actively-traded contract listed on a regulated futures exchange. The Fund gives you convenient and immediate access to the performance of the US dollar because it trades on the NYSE Arca Exchange and you can purchase it in your securities brokerage account. Earn interest: The Fund collateralizes its USDX® futures contracts with cash, US Treasury securities, money market funds and T-Bill ETFs and earns interest on this collateral. Interest income can enhance Fund returns. Risk and Other Information This Fund issues a Schedule K-1. Please review the prospectus for breakeven figures for the Fund. The value of the Shares of the Fund relate directly to the value of the futures contracts and other assets held by the Fund and any fluctuation in the value of its portfolio could adversely affect an investment in the Fund’s Shares. The Fund is speculative and involves a high degree of risk. An investor may lose all or substantially all of an investment in the Fund. Currencies and futures generally are volatile and are not suitable for all investors. Investment in foreign exchange related products is subject to many factors that contribute to or increase volatility, such as national debt levels & trade deficits, changes in domestic & foreign interest rates, & investors’ expectations concerning interest rates, currency exchange rates & global/regional political, economic/financial events & situations. The Intraday NAV is a symbol representing estimated value based on the most recent intraday price of underlying assets. Volatility is the annualized standard deviation of index returns. Beta is a measure of relative risk and the slope of regression. Sharpe Ratio is a risk-adjusted measure calculated using standard deviation and excess return to determine reward per unit of risk. A higher Sharpe Ratio indicates better risk-adjusted performance. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Alpha is a measure 800 983 0903 invesco.com of performance on a risk-adjusted basis. The Shares of the Fund are not deposits, interests in or obligations of any Deutsche Bank AG, Deutsche Bank AG London Branch, Deutsche Bank Securities Inc., Deutsche Investment Management Americas Inc. or any of their respective subsidiaries or affiliates or any other bank (collectively, the “DB Parties”) and are not guaranteed by the DB Parties. Deutsche Bank Long US Dollar Index (USDX®) Futures Index-Excess ReturnTM and Deutsche Bank Long US Dollar Index (USDX®) Futures Index-Total ReturnTM (the “Indices”) are products of Deutsche Bank AG and/or its affiliates. Information regarding these Indices is reprinted with permission. Deutsche Bank®, DBTM, Deutsche Bank Long US Dollar Index (USDX®) Futures Index-Excess ReturnTM and Deutsche Bank Long US Dollar Index (USDX®) Futures Index-Total ReturnTM are trademarks or service marks of Deutsche Bank AG and/or its third party licensors. U.S. Dollar Index® and USDX® are trademarks or service marks of ICE Futures U.S., Inc., registered in the United States, Great Britain, the European Union and Japan and used under license. The Indices and trademarks have been licensed for use for certain purposes by Invesco Capital Management LLC, an affiliate of Invesco Distributors, Inc. The Fund is not sponsored, endorsed, sold or promoted by DB Parties, or their third party licensors, or ICE Futures U.S., Inc. and none of such parties makes any representation, express or implied, regarding the advisability of investing in the Fund, nor do such parties have any liability for errors, omissions, or interruptions in the Index. As the index proivder, Deutsche Bank AG is licensing certain trademarks, the P-DBUUP-PC-1 11/18 underlying Index and trade names which are composed by Deutsche Bank AG without regard to the Index, this product or any investor. This does not constitute a recommendation of any investment strategy or product for a particular investor. Investors should consult a financial professional before making any investment decisions. Invesco Capital Management LLC, managing owner, Invesco Advisers Inc., commodity trading advisor and Invesco Distributors, Inc., ETF distributor, are indirect, wholly owned subsidiaries of Invesco Ltd. The Fund is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. Invesco Capital Management LLC and Invesco Distributors, Inc. are not affiliated with Deutsche Investment Management Americas Inc. The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, you may visit the Fund’s web site at invesco.com or the Fund will arrange to send you the prospectus if you request it by calling toll free 800 983 0903. Note: Not all products available through all firms or in all jurisdictions.